SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C.  20549

                                    FORM 11-K


    (Mark One)

    [x] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES
          EXCHANGE ACT OF 1934 [FEE REQUIRED]

For the fiscal year ended December 31, 1995

    [ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES
         EXCHANGE ACT OF 1934 [NO FEE REQUIRED]

For the transition period from _______________to ___________________


                       Commission File number     1-8222


                     CENTRAL VERMONT PUBLIC SERVICE CORPORATION
                       EMPLOYEE SAVINGS AND INVESTMENT PLAN
                             (Full title of the Plan)


                     CENTRAL VERMONT PUBLIC SERVICE CORPORATION
                         (Name of Issuer of Securities)




    77 Grove Street, Rutland, Vermont                           05701
    (Address of Issuer's Principal                            (Zip Code)
     Office)



                                         Total Number of Pages in File:   3
                                         Index to Exhibits:   to be filed by
                                                              amendment

    Item 4   ERISA Financial Statements for the Plan

             To be filed by amendment pursuant to General Instruction A to
                 Form 11-k.

                                        SIGNATURES







    Pursuant to the requirements of the Securities Exchange Act of 1934, the members of the Employee Savings and Investment Plan ("ESIP") Committee have duly caused this annual report to be signed by the undersigned thereunto duly authorized.





                             CENTRAL VERMONT PUBLIC SERVICE CORPORATION
                             EMPLOYEE SAVINGS AND INVESTMENT PLAN




                                  BY   /s/ Joseph M. Kraus
                                         Joseph M. Kraus
                                      Secretary, ESIP Committee



    Dated:  March 20, 1996